Pannell Kerr Forster

 PKF International

7th Floor, Marine Building

355 Burrard Street,

Vancouver, B.C.,

Canada, V6C 2C8

Telephone: 604.687.1231

Facsimile: 604.688.4675

December 20, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

We have been furnished with a copy of the 8-K/A related to the event dated December 6, 2007, to be filed by our former client Mexoro Minerals Ltd.  We agree with the statements contained in Item 4.01(a) insofar as they relate to our Firm.  We have no basis comment on the other paragraphs in Item 4.01.

Yours very truly,

/s/ Pannell Kerr Forster

Chartered Accountants

(registered with the PCAOB as “Smythe Ratcliffe”)

DEW/ny/107750

cc: Mexoro Minerals Ltd.